Exhibit 10.30

DESCRIPTION OF AGREEMENT WITH LOUIS C. CAMILLERI

     Mr. Camilleri is entitled to receive a Supplemental Retirement Allowance in an amount determined by using the formula under the Retirement Plan for Salaried Employees and his total years of service from September 4, 1978. This benefit is payable under the Supplemental Management Employees’ Retirement Plan and is offset by any benefits payable under the Company’s other qualified and nonqualified U.S. Retirement Plans.